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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                         April 3, 2000 (March 17, 2000)
                Date of Report (Date of Earliest Event Reported)

                           NATIONAL AUTO CREDIT, INC.
             (Exact Name of Registrant as Specified in its Charter)



         DELAWARE                        1-11601                34-1816760
(State or Other Jurisdiction of        (Commission           (I.R.S. Employer
Incorporation or Organization)           File No.)          Identification No.)



                      30000 AURORA ROAD, SOLON, OHIO 44139
              (Address of principal executive offices and zip code)


                                 (440) 349-1000
              (Registrant's telephone number, including area code)



                                 NOT APPLICABLE
          (Former name or former address, if changed from last report)






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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On March 17, 2000, National Auto Credit, Inc. acting through its NAC, Inc. subsidiary (the "Company") sold to Crescent Bank & Trust substantially all of the automobile retail installment contracts remaining in the Company's active portfolio for a selling price of $17.9 million. In March 2000, the Company also sold to First Southwestern Financial Services for $2.7 million certain automobile retail installment contracts held in the Company's active portfolio and to Ameristar Financial Servicing Company, L.L.C. for $2.2 million certain automobile retail installment contracts held in the Company's portfolio of charged-off accounts (representing approximately one-third of the charged-off portfolio). The Company is in the process of determining the book value of the porfolio as of the dates of sale. The resulting gain or loss will then be determined and disclosed in the quarter ending April 30, 2000. In each of the three transactions, the buyer was an independent party that did not have a material relationship with the Company, any affiliate of the Company, any director or officer of the Company or any associate of any officer or director of the Company. In each case, the selling price of the assets was determined based upon arm's length negotiations between the parties and was paid in cash at closing.

ITEM 5.  OTHER EVENTS

         Following its disposition of these automobile installment sale contacts, the Company's assets consist principally of money market funds, commercial paper, government securities and other short-term, highly liquid investments. The Company's board of directors is assessing its strategic business alternatives and will announce the direction it intends to take in its business when the board has fully weighed the available alternatives and has reached a decision.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (A)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                  Not applicable.

         (B)      PRO FORMA FINANCIAL INFORMATION.

                  To be filed by amendment.

         (C)      EXHIBITS

                  10.1 Purchase and Sale of Agreement of Contracts between Crescent Bank & Trust and NAC, Inc. dated March 17, 2000.


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                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            National Auto Credit, Inc.


Date:      April 3, 2000                   By:  /s/David L. Huber
         ------------------                ----------------------
                                            David L. Huber
                                            Chairman